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                                                                     EXHIBIT 5.1


                       [BAKER & BOTTS, L.L.P. LETTERHEAD]


                                                                October 31, 1997


HighwayMaster Communications, Inc.
HighwayMaster Corporation
16479 Dallas Parkway, Suite 710
Dallas, Texas 75248

Ladies and Gentleman:


              Reference is made to the registration by HighwayMaster Communications, Inc., a Delaware corporation (the "Company"), in connection with the offering by the Company of an aggregate of $125,000,000 principal amount of 13 3/4% Senior Notes due 2005 (the "Exchange Notes"), together with the related guarantees (the "Subsidiary Guarantees") of the payment of the principal of, premium, if any, and interest on the Exchange Notes by HighwayMaster Corporation, a Delaware corporation ("HMC"), in exchange for the Company's 13 3/4% Senior Notes due 2005 (the "144A Notes"), together with a related guarantee by HMC, issued in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), as contemplated by the Company's and HMC's Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended (the "Registration Statement"). As set forth in the Registration Statement, certain legal matters in connection with the Exchange Notes are being passed on for you by us. At your request, this opinion is being furnished for filing as Exhibit
5.1 to the Registration Statement.


              We have acted as counsel for the Company and HMC in connection with the registration and proposed exchange by the Company of the Exchange Notes as described in the Registration Statement. In such capacity, we have familiarized ourselves with the Certificate of Incorporation and Bylaws, each as amended to date, of the Company and HMC; the corporate proceedings as furnished to us by the Company and HMC with respect to the issuance of the Exchange Notes and the execution of the Indenture dated as of September 23, 1997 (the "Indenture"), among the Company, HMC and Texas Commerce Bank National Association, as Trustee, pursuant to which the Exchange Notes are to be issued; the Indenture; the proposed form of Exchange Note; and the Registration Statement. We have also examined the originals or copies certified or otherwise identified, of corporate records of the Company and HMC, certificates of public officials or representatives of the Company and HMC, statutes and other records, instruments and documents as a basis for the opinions hereafter expressed.

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HighwayMaster Communications, Inc.
HighwayMaster Corporation            Page 2                     October 31, 1997


              In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. As to various questions of fact material to this opinion, we have relied upon the accuracy of certificates and oral statements of officers and representatives of the Company and HMC and of public officials.

              On the basis of the foregoing, and subject to the additional comments, assumptions, limitations, qualifications and exceptions hereinafter set forth, we are of the opinion that:

              1. The Company and HMC are corporations duly incorporated and validly existing in good standing under the laws of the State of Delaware.

              2. The Exchange Notes and Subsidiary Guarantees have been duly authorized by all necessary corporate action on the part of the Company and HMC, respectively.

              3. Subject to the Registration Statement becoming effective under the Securities Act, to the Indenture being qualified under the Trust Indenture Act of 1939, as amended, to compliance with any applicable state securities laws, and to the Exchange Notes being executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, the Exchange Notes and Subsidiary Guarantees proposed to be exchanged by the Company and HMC for the 144A Notes and the related guarantees pursuant to the terms of the exchange offer described in the Registration Statement have been duly authorized for issuance and, when issued and delivered in exchange for the 144A Notes and the related guarantees in accordance with the terms and provisions of the exchange offer as described in the Registration Statement and the Indenture, will be entitled to the benefits of the Indenture and will be valid and legally binding obligations of the Company and HMC, respectively, enforceable against the Company and HMC, respectively, in accordance with their terms, except (a) as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally and (b) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              Our opinion is further subject to the qualification that certain of the waivers and remedies in the Indenture and the Exchange Notes may be unenforceable under, or may be limited by, the laws (including judicial decisions) of the State of New York and the United States. However, the unenforceability or limitation of such covenants, waivers and remedies will not, in our opinion, prevent the realization by the holders thereof of the practical benefits intended to be provided by the
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HighwayMaster Communications, Inc.
HighwayMaster Corporation            Page 3                     October 31, 1997


Indenture, the Exchange Notes and the Subsidiary Guarantees, except for the economic consequences of any delay that may result from such enforceability or limitation.

              We express no opinion with respect to any laws other than those of the State of Texas, the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

              In rendering the opinions set forth in paragraph 1 above with respect to the existence and good standing of the Company and HMC, this firm has relied solely on the certificate(s) of authorities in the state of the Company and HMC's formation.

              We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under "Legal Matters" in the Prospectus forming a part of the Registration Statement.

              This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.


                                           Very truly yours,

                                           /s/ BAKER & BOTTS, L.L.P.